Report of Independent Registered Public Accounting Firm

To the Board of Directors

Principal Global Investors, LLC and Principal Real Estate Investors, LLC

We have examined management’s assertion, included in the accompanying Management’s Assessment on Compliance with Regulation AB Servicing Criteria, that Principal Global Investors, LLC and Principal Real Estate Investors, LLC, (the “Companies”) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB for the commercial mortgage backed securities platform as of and for the year ended December 31, 2024, except for 1122 (d)(1)(ii)-(iii), 1122 (d)(3)(i)-(iv), 1122(d)(4)(ix), and 1122(d)(4)(xv), which the Companies have determined are not applicable to the activities performed by them with respect to the servicing platform covered by this report. See Attachment A of Management’s Assessment on Compliance with Regulation AB Criteria for the asset backed transactions covered by this platform. Management is responsible for the Companies’ compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Companies’ compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Companies’ compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform and determining whether the Companies processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by Regulation AB Compliance and Disclosure Interpretations of the Division of Corporation Finance, Section 200.06, “Vendors Engaged by Servicers” (C&DI 200.06). Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Companies during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Companies during the period covered by this report for the selected transactions or any other transactions. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

2502-11465-CS

A member firm of Ernest & Young Global Limited

We are required to be independent of Principal Global Investors, LLC and Principal Real Estate Investors, LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements related to our examination engagement.

Our examination does not provide a legal determination on the Companies’ compliance with the servicing criteria.

As described in management’s assertion, for servicing criteria 1122 (d)(1)(i) and 1122 (d)(4)(i), the Companies have engaged various vendors to perform the activities required by these servicing criteria. The Companies have determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Companies have elected to take responsibility for assessing compliance with the applicable servicing criteria applicable to each vendor as permitted by C&DI 200.06. As permitted by C&DI 200.06, the Companies have asserted that they have policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with servicing criteria applicable to each vendor. The Companies are solely responsible for determining that they meet the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in their assertion, and we performed no procedures with respect to the Companies’ eligibility to apply C&DI 200.06.

In our opinion, management’s assertion that the Companies complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB, including servicing criteria 1122 (d)(1)(i) and 1122 (d)(4)(i) for which compliance is determined based on C&DI 200.06 as described above, as of and for the year ended December 31, 2024 for the commercial mortgage backed securities platform, is fairly stated, in all material respects.

/s/ Ernst & Young LLP

February 20, 2025

2502-11465-CS

A member firm of Ernest & Young Global Limited